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                                                                       EXHIBIT 7

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders
InterOil Corporation


     We consent to the use of our audit report dated March 4, 2005 in the base shelf registration statement on Form F-10, on the consolidated balance sheets of InterOil Corporation as at December 31, 2004 and 2003 and the consolidated statements of operations, cash flows and the statements of shareholders equity for each of the years in the three year period ended December 31, 2004 and our audit report dated March 4, 2005, which are incorporated by reference to Exhibit 2 of the Form 40-F dated March 31, 2005, and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG

Sydney, Australia

May 13, 2005